Exhibit 99.1

Fate Therapeutics Reports First Quarter 2026 Financial Results and Business Updates

RECLAIM – LN, a Phase 2 potentially registrational clinical trial of FT819 in patients with refractory moderate-to-severe systemic lupus erythematosus (SLE) with lupus nephritis, on schedule to initiate in the 2nd half of 2026

FDA selects FT819 into the CDRP (CMC Development and Readiness Pilot) program enabling early and enhanced communication with the FDA to ensure CMC readiness for accelerated clinical timelines

Clinical data presented at Pediatric Rheumatology Symposium 2026 and Congress of Clinical Rheumatology – East 2026 highlights safety and efficacy of single dose of FT819 with reduced conditioning in SLE

Preclinical data presented at the American Association for Cancer Research 2026 demonstrates the unique ability of FT839 for comprehensive targeting of hematological malignancies and autoimmune diseases without the use of conditioning chemotherapy

Operating runway extended into 2028, driven by a 20% reduction in operating expenses in the first quarter of 2026 compared to the first quarter of 2025

San Diego, CA – May 13, 2026 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a transformative pipeline of induced pluripotent stem cell (iPSC)-derived off-the-shelf cellular immunotherapies to patients for broad accessibility, today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

"We are incredibly excited and focused on initiating RECLAIM-LN, our Phase 2 potentially registrational clinical trial of FT819 for the treatment of lupus nephritis to provide eligible trial patients a truly accessible CAR T-cell treatment option," said Bob Valamehr, Ph.D., MBA, President and Chief Executive Officer of Fate Therapeutics. "Our acceptance into the FDA's highly competitive CDRP Program, combined with our RMAT designation, reflects a recognition of the strength of our initial Phase 1 clinical data and provides a powerful regulatory foundation as we advance FT819 along an accelerated clinical pathway. With planned clinical advancement of FT819 on multiple fronts, next generation CAR T-cell programs entering clinical trials, a strong cash balance supporting our runway into 2028 and a team that continues to execute at the highest level, we believe 2026 will be a defining year for Fate Therapeutics."

Clinical Development & Program Updates

RECLAIM-LN, Phase 2 potentially registrational clinical trial of FT819 in patients with refractory moderate-to-severe SLE with lupus nephritis

The Company anticipates commencing patient dosing in FT819-201, RECLAIM – LN (NCT07570862), a Phase 2 potentially registrational clinical trial of FT819 in patients with refractory moderate-to-severe SLE with lupus nephritis, in the second half of 2026. The planned open-label, single-arm study was developed during interactions with the FDA under the RMAT designation for FT819, and is expected to enroll approximately 53 patients, evaluating a single dose of FT819 administered at 900 million cells following bendamustine conditioning, with complete renal response (CRR) at six months as the primary endpoint. The conditioning regimen selected for RECLAIM – LN is unique and less-intensive than most CAR T-cell clinical trials that incorporate up to 3 days of co-administration of cyclophosphamide and fludarabine, a combination that was perceived as less desirable to patients and clinicians during the Company’s Phase 1 clinical study. Based on enrollment cadence in the Phase 1 clinical trial and current clinical site engagement, the unique on-demand availability of FT819, and the option for outpatient treatment with reduced conditioning chemotherapy requirements, the Company aims to complete the enrollment of the RECLAIM – LN clinical study approximately 15 months from commencement.

CDRP program selection for FT819 to align CMC plans with the FDA early in the development process

FT819 has been selected for participation in the FDA’s Chemistry, Manufacturing and Controls (CMC) Development and Readiness Pilot (CDRP) Program, a highly selective initiative designed to accelerate development of investigational therapies for serious diseases with unmet medical need through enhanced FDA engagement on CMC-related activities. Participation in the program enables increased interaction with the Agency, including additional CMC-focused Type B meetings with FDA review staff intended to help clarify development strategies, address key manufacturing questions, align CMC readiness and support a more efficient regulatory review process. The Company believes participation in the CDRP Program, in addition to its previously received Regenerative Medicine Advanced Therapy (RMAT) designation, has the potential to accelerate the registration pathway of FT819 in SLE.

FT819-102 Phase 1 clinical trial now enrolling in 18 clinical sites globally

The Company's ongoing multi-center Phase 1 clinical trial of FT819 (NCT06308978) evaluates the safety, pharmacokinetics, and efficacy of FT819 administered under either Regimen A, a fludarabine-free less-intensive conditioning regimen consisting of bendamustine or cyclophosphamide, or Regimen B, where FT819 is added to background maintenance therapy without conditioning chemotherapy. The study is enrolling patients across four autoimmune disease indications: systemic lupus erythematosus (SLE), systemic sclerosis (SSc), idiopathic inflammatory myositis (IIM), and anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). As of May 5, 2026, enrollment stands at:

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Nineteen SLE patients across the two regimens have been treated
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Eight patients have been treated across SSc, IIM and AAV
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Of these 27 patients, 8 have been treated in an outpatient setting

Clinical enrollment across the study indications continues to accelerate with a focus on bringing on-demand accessibility of FT819 and outpatient treatment to community hospitals and infusion centers, and advancing the clinical development of various autoimmune indications and study cohorts, including Regimen B of SLE, where FT819 is uniquely demonstrating meaningful reduction in lupus disease activity and improvement in quality of life without the use of conditioning chemotherapy. This week at the American Society of Gene and Cell Therapy (ASGCT) Annual Meeting, the Company showed in Regimen B of the FT819-102 Phase 1 study that a single dose of FT819 without the use of conditioning chemotherapy demonstrated meaningful clinical responses at dose level 1 (360 million cells) in patients with active SLE, with 3 of 3 patients achieving systemic lupus erythematosus responder index (SRI-4) and 2 of 3 patients achieving lupus low disease activity state (LLDAS) (data cutoff of April 9, 2026). The Company is now treating patients at dose level 2 (900 million cells) in Regimen B and exploring a repeat-dose paradigm without the use of conditioning chemotherapy.

The Company anticipates providing further updates on its clinical progress at European Alliance of Associations for Rheumatology (EULAR) Annual Congress in June of 2026 as well as in other scientific conferences in the second half of 2026.

Clinical Data Presented at Pediatric Rheumatology Symposium (PRSYM) and Congress of Clinical Rheumatology CCR-East continue to demonstrate meaningful and durable clinical responses, broad accessibility, and a favorable emerging safety profile of FT819 in SLE

Highlights of the presentation included clinical safety, efficacy and translational data from 13 SLE patients with a data cutoff of December 23, 2025, with data showing clinically meaningful improvements in disease activity and patient-reported outcome measures following treatment with FT819 using less-intensive conditioning chemotherapy in Regimen A. These responses were observed early and were maintained over time, as demonstrated by i) SLEDAI-2K: Scores decreased by 13 points (mean) from baseline at Month 6, ii) PGA: Scores decreased by 1.75 points (mean) from baseline at Month 6 ; iii) UPCr: Levels decreased by 0.90 and 1.14 mg/mg (mean) from baseline at Months 3 and 6, respectively, and iv) FACIT-Fatigue: Scores improved by 23.4 points (mean) from baseline at Month 3 with continued meaningful improvement over time. The data presented continue to support the clinical advancement of FT819.

The Company believes the strength of its FT819 Phase 1 clinical data, combined with two significant regulatory recognitions, provides a compelling foundation for the RECLAIM – LN study and future pivotal programs. FT819 has demonstrated progressive and durable reductions in disease activity, clinically meaningful reductions in urine protein-to-creatinine ratio in patients with lupus nephritis, effective B-cell depletion with immune remodeling, a notable drop in FACIT-Fatigue score resulting in profound improvements in quality of life for treated patients, and a favorable tolerability profile.

FT839: Next-generation Off-the-Shelf CAR T-cell Program Designed to co-target CD19 and CD38 and Armed with Novel Sword & Shield™ Technology Designed to Eliminate the Need for Conditioning Chemotherapy

The Company plans to submit an Investigational New Drug (IND) application to the FDA to support a Phase 1 basket autoimmune study to evaluate FT839 in combination with standard of care therapies across SLE, SSc, AAV, IIM, and rheumatoid arthritis (RA), including without the use of conditioning chemotherapy, and expects to commence enrollment in the Phase 1 study in the second half of 2026. Preclinical data for FT839 was presented at the American Association for Cancer Research (AACR) Annual Meeting in April 2026, highlighting the ability of FT839 to simultaneously target and eliminate multiple pathogenic immune cell types across a broad range of autoimmune diseases and hematologic malignancies. FT839 preclinical data in autoimmune disease are expected to be presented at the 2026 American Society of Gene and Cell Therapy Annual Meeting and at the 2026 EULAR Annual Congress, further discussing the scientific rationale for the differentiated dual-CAR approach of FT839 in conditions where complex, multi-compartment immune dysregulation has resulted in hard-to-treat diseases.

The breadth of the therapeutic potential of FT839 is reflected in the range of clinical collaboration opportunities in discussion with leading academic centers, including in autoimmune disease and in hematological malignancies, including multiple myeloma and diffuse large B-cell lymphoma. The Company believes this growing network of academic partnerships underscores the scientific community's recognition of the potential of FT839 to address serious diseases across both autoimmune and oncology settings.

The Company will provide further updates on FT839 at American Society of Gene and Cell Therapy Annual Meeting in May of 2026.

FT836 Next-generation Off-the-Shelf CAR T-cell Program Designed to Uniquely Target Broadly Expressed Stress Cancer Antigens MICA/B and Armed with Novel Sword & Shield™ Technology

The Company is currently enrolling patients in a Phase 1 study of FT836, its multiplex-engineered CAR T-cell product candidate uniquely targeting major histocompatibility complex (MHC) proteins A (MICA) and B (MICB) which are expressed on many types of cancer cells with limited detection on healthy tissue. The Phase 1 study is designed to assess the tolerability and activity of FT836 without administration of conditioning chemotherapy for the treatment of advanced solid tumors. As of April 20, 2026, nine patients have been treated with FT836 in the Phase 1 basket solid tumor study, including patients in the cetuximab combination (Regimen C) and trastuzumab combination (Regimen E) arms. To date, FT836 has been well-tolerated with no ICANS, GvHD, CRS, or dose-limiting toxicities at dose level 1 of Regimen C, supporting its potential as a broadly accessible treatment with a favorable emerging safety profile. The Company expects to present updated FT836 clinical data across a larger patient cohort at the American Society of Clinical Oncology Annual Meeting in June 2026. Additionally, the FDA has cleared an IND for an investigator-initiated trial for FT836 in combination with daratumumab for a novel treatment strategy in multiple myeloma to be conducted at the Medical College of Wisconsin. Patient treatment in this IIT is expected to commence in mid-2026.

The Company plans to provide further updates on FT836 at American Society of Gene and Cell Therapy Annual Meeting and at American Society of Clinical Oncology in May of 2026.

First Quarter 2026 Financial Results

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Cash & Investment Position: Cash, cash equivalents, and investments as of March 31, 2026 were $174.8 million.
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Total Revenue: Revenue was $1.3 million for the first quarter of 2026, which was derived from the conduct of preclinical development activities for a second collaboration candidate targeting an undisclosed solid tumor antigen under the Company’s collaboration with Ono Pharmaceutical.
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Total Operating Expenses: Total operating expenses were $34.3 million for the first quarter of 2026, including research and development expenses of $24.7 million and general and administrative expenses of $9.6 million. Such amount included $3.9 million of non-cash stock-based compensation expense.
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Shares Outstanding: As of March 31, 2026, common shares outstanding were 116.3 million, pre-funded warrants outstanding were 3.9 million, and preferred shares outstanding were 2.8 million. Each preferred share is convertible into five common shares.

Financial Guidance

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Operating runway into 2028, supported by $174.8 million in cash, cash equivalents, and investments.

About FT819

FT819 is an off-the-shelf CD19-targeting chimeric antigen receptor (CAR) T-cell product engineered to improve safety and efficacy. Analogous to master cell banks used to mass produce biopharmaceutical drug products such as monoclonal antibodies, a precisely engineered clonal master induced pluripotent stem cell (iPSC) bank serves as the starting cell source to manufacture FT819, overcoming numerous limitations associated with patient- and donor-sourced CAR T-cell therapies. FT819 is well-defined and uniform in composition, produced at a low cost of goods, and can be stored in inventory for off-the-shelf, on-demand availability to enable access for a broad patient population. This research was additionally made possible by funding from the California Institute for Regenerative Medicine (CIRM), a state agency in California that supports research in regenerative medicine, stem cell therapy, gene therapy, and clinical trials. (Grant number: CLIN2-16303)

About FT839

FT839 is the Company’s first multi-antigen dual-CAR T-cell product candidate that is designed to express two unique CARs: a first CAR targeting the B-cell lineage marker CD19 and the second CAR targeting the immune activation marker CD38, which is often found on aberrant T, NK and B cells. FT839 is the second program to contain the Company’s Sword and ShieldTM technology. At the 2025 ASH Annual Meeting, the Company presented preclinical data demonstrating the ability of FT839, with its dual-CAR mechanism and unique ability to synergize with monoclonal antibodies and T-cell engagers through its incorporated hnCD16 Fc receptor and CD3 fusion receptor, respectively, to specifically eliminate a variety of pathogenic immune cell types without requiring conditioning chemotherapy, suggesting its potential to broadly treat complex autoimmune diseases and hematologic malignancies. The Company has created the FT839 master cell bank and is completing IND-enabling activities to support initial clinical investigation of FT839 for the treatment of autoimmune diseases and hematologic malignancies in 2026.

About FT836

FT836 is the Company’s multipoint-edited CAR T-cell product candidate uniquely targeting major histocompatibility complex (MHC) proteins A (MICA) and B (MICB). The expression of MICA/B cell-surface proteins is induced by cellular stress or malignant transformation and is detectable across many types of cancer cells with limited expression on healthy tissue. At the Society for Immunotherapy of Cancer (SITC) 40th Annual meeting held in November 2025, the Company presented preclinical data showing FT836 exhibited potent and durable CAR-dependent antigen-driven proliferation with robust activity across diverse solid tumors and that FT836 can be combined with standard of care chemotherapy to induce MICA/B surface expression for enhanced target recognition and additive antitumor activity. In addition, the Company presented immunohistochemistry analysis showing that MICA/B is expressed throughout tumor tissue in biopsy samples obtained from patients with various cancers, including colorectal cancer. FT836 is also the Company’s first product candidate to incorporate the novel Sword & ShieldTM technology, which utilizes the Company’s novel alloimmune defense receptor (ADR) alongside CD58 knockout (KO), to both target and evade host alloreactive immune cells for a comprehensive strategy to avoid the need for conditioning chemotherapy. In January 2025, the Company secured a $4 million award from the California Institute of Regenerative Medicine (CIRM) to support IND-enabling activities for FT836.

About Fate Therapeutics’ iPSC Product Platform

Human induced pluripotent stem cells (iPSCs) possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s proprietary iPSC product platform combines multiplexed-engineering of human iPSCs with single-cell selection to create clonal master iPSC lines. Analogous to master cell lines used to mass produce biopharmaceutical drug products such as monoclonal antibodies, the Company utilizes its clonal master iPSC lines as a starting cell source to manufacture engineered cell products which are well-defined and uniform in composition, can be stored in inventory for off-the-shelf availability, can be administered in combination with other therapies, and can potentially reach a broad patient population. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with patient- and donor-sourced cell therapies. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 500 issued patents and 500 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered master iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived T-cell and natural killer (NK) cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition, anticipated operating expenses and cash runway, and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to the Company's product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the clinical investigation of its product candidates, including the Company’s plans to complete IND-enabling studies and to submit IND applications for its product candidates, the initiation and continuation of enrollment in the Company’s clinical trials, the initiation of additional clinical trials, including in new indications, and additional dose cohorts in ongoing clinical trials of the Company’s product candidates, the availability of data from the Company’s clinical trials and the Company’s plans to provide updates on its clinical trials, the therapeutic and market potential of the Company’s research and development programs and product candidates, the Company’s clinical and product development strategy, the Company’s progress and plans relating to, and the anticipated timing and outcome of, interactions with the

FDA and other regulatory authorities, including its expectations relating to alignment with regulatory authorities on potential registrational pathways for FT819, and the Company’s expectations regarding progress and timelines, the objectives, plans and goals of its collaboration with Ono, and the Company’s expectations regarding the receipt of funding under the collaboration. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s research and development programs and product candidates, including those product candidates in clinical investigation, may not demonstrate the requisite safety, efficacy, or other attributes to warrant further development or to achieve regulatory approval, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical trials, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic, regulatory, or competitive landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, failure to demonstrate that a product candidate has the requisite safety, efficacy, or other attributes to warrant further development, and any adverse events or other negative results that may be observed during preclinical or clinical development), the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects, risks relating to regulatory interactions and the outcome of such interactions, the risk that the Company may not comply with its obligations under and otherwise maintain its collaboration agreement with Ono, the risk that research funding and milestone payments received by the Company under its collaboration may be less than expected, and the risk that the Company may incur operating expenses in amounts greater than anticipated. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025

Collaboration revenue	$1,299	$1,629
Operating expenses:
Research and development	24,703	29,136
General and administrative	9,596	13,773
Total operating expenses	34,299	42,909
Loss from operations	$(33,000)	$(41,280)
Other income (expense):
Interest income	1,867	3,336
Change in fair value of stock price appreciation milestones	(80)	280
Other income	—	43
Total other income, net	1,787	3,659
Net loss	$(31,213)	$(37,621)
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net	(193)	(77)
Comprehensive loss	$(31,406)	$(37,698)
Net loss per common share, basic and diluted	$(0.26)	$(0.32)
Weighted–average common shares used to compute basic and diluted net loss per share	120,030,638	118,375,540

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$39,570	$46,628
Accounts receivable	704	916
Short-term investments	135,252	157,029
Prepaid expenses and other current assets	4,000	4,131
Total current assets	179,526	208,704
Long-term investments	—	1,472
Operating lease right-of-use asset	41,078	41,609
Other long-term assets	64,312	67,152
Total assets	$284,916	$318,937

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$16,919	$22,680
CIRM award liability, current portion	8,448	8,448
Deferred revenue	582	381
Operating lease liability, current portion	4,740	4,562
Total current liabilities	30,689	36,071
CIRM award liability, net of current portion	2,112	2,112
Operating lease liability, net of current portion	72,045	73,287
Stock price appreciation milestones	363	283
Stockholders’ equity	179,707	207,184
Total liabilities and stockholders’ equity	$284,916	$318,937

Contact:

Ryan Douglas
Fate Therapeutics, Inc.
IR@fatetherapeutics.com